Exhibit 99.1

Contact:	John Swenson 510-661-5000
FOR IMMEDIATE RELEASE
AQUEST IS UNABLE TO SUBMIT INDICATIVE PROPOSAL TO ASYST, THUS ASYST CONFIRMS
END TO DISCUSSIONS OF POTENTIAL TRANSACTION, ANNOUNCES AMENDMENT TO
PRINCIPAL CREDIT FACILITY
     FREMONT, Calif.—Oct. 9, 2008—Asyst Technologies, Inc. (Nasdaq: ASYT) confirmed today that Aquest Systems Corp. has been unable to assemble and submit a transaction proposal to purchase the outstanding Common Stock of Asyst. As a result, Asyst has ended discussions regarding a potential transaction with Aquest.
     As previously reported by the company, Aquest Systems in July 2008 expressed an interest in acquiring Asyst. Since late August, Asyst provided Aquest and its potential financial partners with due diligence pursuant to a confidentiality and stand still agreement dated August 20, 2008. However, Aquest has indicated that it is unable to submit an indicative proposal to acquire Asyst as contemplated by the agreement. Attached is a letter from the company to Aquest confirming the end to current discussions.
     Steve Schwartz, chair and CEO of Asyst, said, “Our board fully supported the engagement with Aquest and continues to be open to reviewing any bona fide proposal that can enhance shareholder value. Absent a proposal, the company now must focus on the important task of running the business in a challenging industry and macro environment, and on executing a strategic plan that we believe will provide significant value to our shareholders, customers and employees. We believe we are positioned well with strong September quarter bookings in our AMHS division, continuing reductions in ongoing manufacturing and operating costs, and a recently amended principal credit facility to provide us with additional operating flexibility.”
     Asyst announced that in its fiscal second quarter ended Sept. 30, 2008, it booked new orders totaling approximately $110 million, up from $63 million in the prior sequential quarter. During the first week of its fiscal third quarter, Asyst received additional orders totaling approximately $30 million related to the first phase of a new semiconductor fab in Asia. This large customer, which had previously used Asyst and another supplier for automated material handling systems (AMHS) in its earlier 300mm fabs, for the first time awarded all AMHS business in the fab to Asyst. The company expects to recognize revenue related to the project over the next several quarters.
     Steve Schwartz said, “This market share gain with one of the industry’s premier manufacturers more than offsets a recent market share loss related to the last phase of a fab for a large foundry customer, which was awarded to a competitor on the basis of price. We won other business from this foundry customer during the fiscal second quarter and we expect to have a majority share of their business going forward. However, we will continue to focus our efforts on the customers who recognize and reward the innovation we bring to the marketplace and thus support both our product development and profitability objectives.”
     In addition, the company announced that it has reached agreement to amend its credit facility with Key Bank, N.A., to modify certain terms, including covenants related to minimum EBITDA, minimum interest coverage, and minimum liquidity, and to increase scheduled principal payments on its term loan during calendar 2009. Each modification is effective as of the company’s fiscal quarter ended Sept. 30, 2008; the company expects the amendment to be definitive October 15, 2008. The company will file a Form 8-K summarizing the material terms of the amendment.
     Asyst expects to announce financial results for its fiscal second quarter on Wednesday, Oct. 29, 2008.

Via E-Mail & DHL
October 9, 2008

Mihir Parikh	Scott M. Honour
President and Chief Executive Officer	Senior Managing Director
Aquest Systems Corp.	The Gores Group
683 W. Maude Avenue	10877 Wilshire Blvd., 18th Floor
Sunnyvale, California 94085	Los Angeles, California 90024
Dear Mihir and Scott:
Your financial advisors, Needham & Co., recently communicated that you are not able at this time to submit a proposal to purchase the outstanding Common Stock of Asyst.
We met with you in July to discuss your continued interest in acquiring Asyst. Beginning in August, we engaged in significant financial and operating due diligence concerning Asyst (including providing detailed financial forecasts, product line and business unit information, management presentations and follow-on Q&A), pursuant to the diligence plan and process agreed under the Confidentiality Agreement and related exhibits dated August 20, 2008.
Under that agreement, you initially committed to submit a detailed non-binding transaction proposal to Asyst no later than September 12, 2008. In your letter of September 11, you requested more time to assemble a proposal. In response, we extended the timeframe for submitting a proposal to September 26, 2008. However, we understand that you have not been able to assemble and identify a specific purchasing group, transaction structure and funding sources, and that you are unable to submit a proposal.
Accordingly, we are confirming by this letter that current discussions concerning a potential transaction are at an end, as provided under the Confidentiality Agreement between Asyst, Aquest, The Gores Group and Mihir Parikh, individually.
Please be assured that our Board of Directors is open at any time to give due consideration to any credible transaction proposal that would enhance shareholder value and that meets the standard criteria we have discussed.
Regards,
Stephen S. Schwartz
Chair and Chief Executive Officer
Cc: Steve Camahort, Esq.
About Asyst
Asyst Technologies, Inc. is a leading provider of integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase their manufacturing productivity and protect their investment in materials during the manufacturing process. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst’s modular, interoperable solutions allow chip and FPD manufacturers, as well as original equipment manufacturers, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst’s homepage is http://www.asyst.com.

Forward Looking Statements
Except for statements of historical fact, the statements in this release are forward-looking. The forward-looking statements include statements made or implied concerning potential future transactions and the company’s future plans. The company assumes no obligation to update these statements. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include but are not limited to the following risks: adverse impacts that acquisition proposals could have on our business relationships with customers; possibility that key employees may pursue other opportunities due to concerns as to employment security at Asyst; adverse impacts that an acquisition proposal may have on our operating expenses and our strategic and operating initiatives; and significant costs of defense, indemnification and liability if litigation were to arise in relation to any of the foregoing matters. Other factors that could adversely affect our business include risks relating to the continued acceptance of our products and services; the value, timing, release and market acceptance of new products; the ability to maintain or increase market share and product pricing; our reliance on a few key customers; the ability to reduce ongoing manufacturing and operating costs and improve product margins for our products in a competitive marketplace; the possibility that customers may cancel or delay planned expansion activity and thus cancel, delay or reduce related bookings and resulting revenue; our ability to execute on our ongoing strategic and operating initiatives; our expectation that the amendment to our credit facility will be completed as of October 15, 2008 and on the current proposed terms; our ability to maintain compliance with amended covenants under our principal credit facility, including minimum liquidity and EBITDA covenants, and that we would be subject to additional and material fees, costs and interest charges in the event of non-compliance; our ability to maintain or raise necessary working capital to fund our operations and future revenue opportunities; the impact and outcome of any legal actions or proceedings; and other factors more fully detailed in the company’s Annual Report on Form 10-K for the year ended March 31, 2008, and other reports filed with the Securities and Exchange Commission.
“Asyst” is a registered trademark of Asyst Technologies, Inc. Copyright 1993-2008, Asyst Technologies, Inc. All Rights Reserved.

3